Exhibit 10.20

DRAGONFLY ENERGY CORP.

2021 STOCK INCENTIVE PLAN

1.             Purpose. The purposes of this 2021 Stock Incentive Plan (this “Plan”) of Dragonfly Energy Corp., a Nevada corporation (the “Company”) are to provide incentives to attract, retain and motivate Employees, Consultants, and Directors who can make significant contributions to the success of the Company, and to provide incentives that align their interests with those of the Company’s shareholders. This Plan provides for Awards by the Company of (a) grants of Incentive Stock Options, (b) grants of Nonstatutory Stock Options, and (c) grants and sales of Restricted Stock.

2.	Definitions. Certain capitalized terms used and not otherwise defined in this Plan have the meanings set forth in Appendix A.

3.	Plan Administration.

(a)	The Administrator.

(i)            This Plan shall be administered by the Company’s board of directors (the “Board”), a committee or subcommittee of the Board (comprised of at least two members of the Board) appointed by the Board to administer the Plan (a “Committee”), or a combination thereof, as determined by the Board (as applicable, the “Administrator”). This Plan may be administered by different Administrators with respect to different activities and/or different classes of Participants.

(ii)           If a Committee has been appointed, the Committee shall continue to serve in the capacity determined by the Board until the Board determines otherwise. The Board may change the size of the Committee, appoint additional members, remove members (with or without cause), appoint substitute members, fill vacancies (however caused), and dissolve the Committee and thereafter directly administer this Plan, all to the extent permitted by Applicable Laws and in the case of a Committee administering this Plan in accordance with the requirements of Rule 16b-1 of the Exchange Act or Section 162(m) of the Code, to the extent permitted by such provisions.

(iii)           To the extent permitted by Applicable Laws, the Administrator may delegate its authority under this Plan to one or more officers of the Company within parameters set by the Administrator. Any authority so granted shall be in addition to, and not in lieu of, the authority of the Administrator under this Plan.

(b)	Powers of the Administrator.

(i)            Subject to the terms and conditions expressly set forth in this Plan and to the extent permitted by Applicable Laws (and in the case of a Committee, subject to the resolutions of the Board and to the extent of the specific duties delegated by the Board), the Administrator shall have full power and exclusive authority, in its sole discretion to:

(1)	select the Employees, Consultants, and Directors to whom Awards may be granted from time to time;

(2)	determine the type or types of Awards to be granted to each Participant;

(3)	determine the number of Shares subject to each Award;

(4)           determine Fair Market Value, provided that such determination shall be applied consistently with respect to Participants under this Plan;

(5)           determine the terms and conditions of any Award, including without limitation the exercise or purchase price, the time or times when Awards may vest and/or be exercised (which may be based on length of Continuous Service, performance criteria, and/or other factors), the circumstances (if any) when vesting will be accelerated or forfeiture restrictions will be waived, and any restriction or limitation regarding any Award, Optioned Stock, or Restricted Stock;

(6)           approve the forms of notice or agreement for making Awards under this Plan;

(7)           amend any outstanding Award or agreement related to any Optioned Stock or Restricted Stock, including any amendment adjusting vesting (e.g., in connection with a change in the terms or conditions under which such person is providing services to the Company), provided that no amendment shall be made that would materially and adversely affect the rights of any Participant without such Participant’s consent;

(8)           determine whether, to what extent, and under what circumstances Awards may be settled in cash, Shares, or other property;

(9)           determine whether, to what extent, and under what circumstances Awards may be settled, suspended, or canceled;

(10)        subject to Applicable Laws, to implement an Option Exchange Program and establish the terms and conditions of such Option Exchange Program without consent of the holders of capital stock of the Company, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Participant shall be made without such Participant’s consent;

(11)         approve addenda pursuant to Section 15(g) below or grant Awards to, or modify the terms of, any outstanding Award Agreement or any agreement related to any Optioned Stock or Restricted Stock held by Participants who are foreign nationals or employed outside of the United States with such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy, or custom that deviate from the terms and conditions set forth in this Plan to the extent necessary or appropriate to accommodate such differences;

(12)         construe and interpret this Plan and any instrument constituting, evidencing, or relating to an Award, Option Agreement, Optioned Stock, Restricted Stock, notice, or agreement executed or entered into under this Plan;

(13)        promulgate, amend, and rescind such rules, regulations, and procedures as the Administrator deems necessary or appropriate for the proper administration of this Plan;

(14)         delegate ministerial duties to such of the Company’s officers and employees as the Administrator so determines; and

(15)         make any other determination and take any other action that the Administrator deems necessary or appropriate for the proper administration of this Plan.

(ii)           Decisions of the Administrator shall be final, conclusive, and binding on all persons, including the Company, Participants, and their respective legal representative, their successors in interest and permitted assigns and upon all other persons claiming by, under, or against any of them.

(c)            Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Board and the Committee, if applicable, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such person in settlement thereof (provided such settlement has been approved by the Company), or paid by such person in satisfaction of any judgment in any such claim, action, suit, or proceeding against such person, unless such loss, cost, liability, or expense is a result of such person’s own willful misconduct or except as expressly provided by statute; provided, however, that within 60 days after institution of any such action, suit, or proceeding, such person shall offer in writing the Company an opportunity, at its own expense, to handle and defend such action, suit, or proceeding. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, written agreement, as a matter of law or otherwise, or of any power that the Company may have to indemnify or hold harmless.

4.             Term of Plan. This Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of 10 years unless earlier terminated under Section 9 or Section 10. No future Awards may be granted after the term of this Plan, but Awards granted during the term of this Plan shall remain outstanding in accordance with the applicable terms and conditions of such Awards and of this Plan.

5.	Shares Subject to this Plan.

(a)           Authorized Number of Shares. A maximum of 3,000,000 Shares shall be available for issuance under this Plan, subject to adjustment from time to time as provided in Section 9(a). and except as otherwise provided in Section 5(b). Shares issued under this Plan may be drawn from authorized and unissued Shares or Shares reacquired by the Company.

(b)           Share Reavailability. If any Award lapses, expires, terminates, or is canceled prior to the issuance of Shares thereunder, or if Shares are issued under this Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the Shares subject to such Awards and the forfeited or reacquired Shares shall again be available for issuance under this Plan. Any Shares tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award shall be available for Awards under this Plan. If Shares issued under this Plan are later (i) forfeited to the Company due to a failure to vest or (ii) reacquired by the Company at or less than the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company), then such Shares shall again be available for future issuance under this Plan. The number of Shares available for issuance under this Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Shares subject or paid with respect to an Award.

6.	Eligibility.

(a)           In General. Nonstatutory Stock Options and Restricted Stock may be granted to natural persons (not entities) who are Employees, Directors, and Consultants. Incentive Stock Options may be granted only to ISO-Eligible Employees.

(b)           Ten Percent Shareholders. An ISO-Eligible Employee who is also a Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option exercise price is at least 110% of the Fair Market Value of the Shares at the Award Date and the Option is not exercisable after the expiration of five (5) years from the Award Date.

(c)           Assumed Awards: Substitute Awards. Notwithstanding any other provision of this Plan to the contrary, the Administrator may, from time to time, cause the Company to assume outstanding awards granted by an Acquired Entity (an “Assumed Award”), by either (i) granting an Award under the Plan in replacement of or in substitution for the Assumed Award, or (ii) treating the Assumed Award as if it had been granted under the Plan if the terms of such Assumed Award could be applied to an Award granted under the Plan (in the case of either clause (i) or (ii) above, a “Substitute Award”). A Substitute Award shall be allowed if the holder of the Assumed Award would have been eligible to be granted an Award under this Plan if the Acquired Entity had applied the requirements of this Plan to such Assumed Award at the time the Assumed Award’s original grant. The Administrator may also grant Awards under the Plan in settlement of or in substitution for outstanding awards or obligations to make future awards in connection with the acquisition of an Acquired Entity, or an additional interest in an Affiliate.

7.	Options.

(a)            Grant of Options. The grant of any Option shall exclusively be evidenced by an executed Option Agreement between the Company and the applicable Employee, Consultant, or Director. Any such Option may be subject to vesting and other restrictions determined by the Administrator. The terms and conditions of Option Agreements may differ among individual Awards and Participants.

(b)           Types of Options. Each Option shall be designated in the applicable Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code.

(i)            Non-Designation. If the Option Agreement fails to designate an Option as an Incentive Stock Option or a Nonstatutory Stock Option, the Option shall be deemed a Nonstatutory Stock Option.

(ii)           Non-ISO-Eligible Employees: Non-Qualification. Notwithstanding any designation described in Section 7(b), (A) any Option granted to a non-ISO-Eligible Employee shall be deemed a Nonstatutory Stock Option, and (B) to the extent any Option does not qualify as an Incentive Stock Option, it shall be deemed a Nonstatutory Stock Option. Further, an Option originally granted as an Incentive Stock Option to an ISO-Eligible Employee shall, without any further action by the Company, convert to a Nonstatutory Stock Option three (3) months following the date the Participant ceases to be an ISO-Eligible Employee but continues to provide Continuous Service in a non-ISO-Eligible Employee capacity.

(iii)          ISO $100,000 Limitation. Notwithstanding any designation described in Section 7(a). to the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (including Options designated as Incentive Stock Options under this Plan and all other options granted to the Participant by the Company, its Parent, or its Subsidiaries under other plans) exceeds $100,000, such excess options shall be deemed and treated as Nonstatutory Stock Options. For purposes of this Section 7(b)(iii), Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Optioned Stock subject to an option shall be determined as of the date of the grant of such Option.

(iv)          Shareholder Approval. If the shareholders of the Company do not approve this Plan within 12 months before or after the Board’s adoption of this Plan (or the Board’s adoption of any amendment to this Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code), then any Options designated as Incentive Stock Options shall be deemed Nonstatutory Stock Options.

(c)            Option Term. Subject to earlier termination in accordance with the terms of this Plan and the Option Agreement, the term of an Option (the “Option Term”) shall not exceed ten (10) years from the Award Date; provided however that the maximum term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five (5) years from the Award Date.

(d)           Option Exercise Price. The exercise price per share for Optioned Stock subject to an Option shall be determined by the Administrator. Except as otherwise provided in this Plan with respect to Substitute Awards satisfying the provisions of Section 424(a) of the Code, the exercise price per share for an Option shall not be less than 100% of the Fair Market Value of the Optioned Stock on the Award Date; provided however that (i) the exercise price per share for an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of the Optioned Stock on the Award Date and (ii) the exercise price per share for an Incentive Stock Option may be lower than 100% of the Fair Market Value of the Optioned Stock only if such Incentive Stock Option is a Substitute Award for an Assumed Award in a manner complying with Section 424(a) of the Code.

(e)	Exercise of Options.

(i)           In General. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the terms of this Plan and the applicable Option Agreement. The exercise of an Option shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)          Procedures for Exercise. An Option shall be deemed exercised when (A) written notice of such exercise has been received by the Company in accordance with the terms of the Option Agreement by the person entitled to exercise the Option (the “Exercise Notice”) and further executed by the Participant and the Company confirming the additional documents thereafter constituting the Restricted Stock Agreement; (B) if so requested by the Company, the person exercising the Option has executed and delivered a new Restricted Stock Agreement supplied by the Company (including further customary restrictions and covenants determined by the Administrator in its sole discretion) with respect to the Optioned Stock for which the Option is exercised; and (C) the Company has received full payment for the Optioned Stock for which the Option is exercised and Participant has paid, or made arrangements to satisfy, any applicable taxes, withholding, required deductions or other required payments in accordance with Section 11, all of which as evidenced by the Company’s countersignature of the Exercise Notice or the new Restricted Stock Agreement, as applicable.

(iii)         Exercise of Unvested Options. Unless otherwise expressly provided in the Option Agreement or approved in writing by the Administrator, Options shall only be exercisable to the extent vested at such time or times. If the Option Agreement (or the Administrator) so permits the Participant to exercise an Option as to unvested portions thereof, (A) the Optioned Stock issued upon such exercise shall be unvested (subject to continued vesting consistent with the vesting schedule of the exercised Option and subject to forfeiture to the extent not vested upon a Termination of Service), (B) the Optioned Stock issued upon such exercise shall be Restricted Stock for purposes of this Plan, and (C) the Participant shall be required to enter into a Restricted Stock Agreement provided by the Company as a condition to exercise of such Option.

(iv)         Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Administrator may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from exercising the full number of Shares as to which an Option is then exercisable.

(f)            Payment of Exercise Price. The exercise price for Optioned Stock purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price per share and the number of Shares so purchased. Such consideration must be paid before the Company will issue the Optioned Stock being purchased and must be in a permitted form. The exercise price shall be paid, to the extent permitted by Applicable Laws, either (i) in cash, check, or wire transfer at the time the Option is exercised, or (ii) one of the following methods to the extent approved in the discretion of the Administrator from time to time, upon such terms as the Administrator shall approve: (A) cancellation of indebtedness; (B) to the extent permitted under, and in accordance with, Applicable Laws, delivery of a promissory note with full recourse and such interest, security and redemption provisions as the Administrator determines to be appropriate (subject to the provisions of Section 78.211 of the Nevada Revised Statutes); (C) delivery of other previously owned Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which this Option is exercised; (D) through a “cashless exercise program” established with a broker; (E) by a “net exercise” or other similar procedure effected by withholding or reducing the Optioned Stock otherwise deliverable upon exercise this Option by an amount of the exercised Optioned Stock having a Fair Market Value equal to the aggregate exercise price at the time of   exercise and applicable tax withholding obligations; (F) any combination of the foregoing   methods; and/or (G) such other consideration and method of payment permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

(g)           Vesting. The Administrator shall establish and set forth in each Option Agreement to what extent such Option is vested or unvested on the Award Date, and the terms and conditions by which unvested portions of an Option may vest, any of which provisions may be waived or modified by the Administrator at any time. If not otherwise established in the Option Agreement, the Option shall initially be 100% unvested on the Award Date and shall vest according to the following schedule, which may be waived or modified by the Administrator at any time:

Period of Participant’s Continuous Service from the Vesting Commencement Date	Portion of Total Option That Is Vested
After 1 year	l/4th

After each additional one-month period of such Continuous Service completed after 1 year	An additional 1/48th

(h)           Effect of Termination of Service. The Administrator shall establish and set forth in each Option Agreement whether the Option shall continue to be exercisable, if at all, following termination of a Participant’s Continuous Service, which provisions may be waived or modified by the Administrator at any time; provided however that:

(1)           all Option Agreements shall provide for a period of at least 30 days after a Termination of Service within which they may be exercised as to any vested-10ptions; further provided that ’

(2)            if the Termination of Service is caused by death or Disability, Option Agreements shall provide for a eriod of at least six (6) months after a Termination of Service within which they may e exercise as to any vested Options; further provided that

(3)           under no circumstances may any Incentive Stock Option be exercised (A) more than three (3) months after the Termination of Service for a reason other than death or Disability, or (B) mor han twelve (U onths after the Termination of Service for death or Disability· an urther prov at

(4)            under no circumstances may any Option be exercised after the Option Expiration Date set forth in the Option Agreement.

If the Option Agreement does not establish the terms and conditions upon which an Option shall terminate upon termination of the Participant’s Continuous Service, the following shall apply:

(i)           Unvested or Non-Exercisable Options. Any portion of an Option that is unvested or non-exercisable on the date of a Participant’s Termination f Service shall immediately exp1re, terminate, and be forfeited as of the date of the Termination of Service.

(ii)           Vested Options - In General. If the Participant (or other person entitled to exercise the Option) does not exercise the vested Option to the extent so entitled within the applicable time specified below, then the Option shall expire unexercised and terminate, and the Optioned Stock underlying the unexercised portion of the Option shall revert to this Plan. Under no circumstances may any Option be exercised after the Option Expiration Date set forth in the Option Agreement.

(iii)          Vested Options - General Termination (Not for Disability, Death or Cause). In the event of a Participant’s Termination of Service other than under the circumstances set forth in the subsections (iv) through (vi) below, any vested Option held by the Participant shall expire unexercised and terminate upon the earlier of (A) the Option Expiration Date, or (B) three (3) months after the Termination of Service.

(iv)          Vested Options - Disability. In the event of a Participant’s Termination of Service as a result of the Participant’s Disability, any vested Option held by the Participant shall expire unexercised and terminate upon the earlier of (A) the Option Expiration Date, or (B) one (1) year after the Termination of Service.

(v)           Vested Options - Death. In the event of the death of the Participant during the period of Continuous Service since the Award Date, or within three (3) months following such Participant’s Termination of Service, any vested Option held by any beneficiaries designated in accordance with Section 12, or if there are no such beneficiaries, by the Participant’s estate, or by a person who acquired the right to exercise the vested Option by bequest or inheritance, shall expire unexercised and terminate upon the earlier of (A) the Option Expiration Date, or (B) one’ (1) year after the Termination of Service.

(vi)          Vested Options - Termination for Cause. In the event of a Termination of Service for Cause, any outstanding vested Option granted to or held by such Participant shall immediately terminate in its entirety upon first notification to the Participant of the Termination of Service for Cause. If a Participant’s Continuous Service is suspended pending an investigation of whether the Participant’s Continuous Service will be terminated for Cause, all the Participant’s rights under any vested Option, including the right to exercise the Option, shall be suspended during the investigation period. Additionally, if any facts establishing the existence of Cause with respect to a Participant are discovered after the Participant’s Termination of Service, any vested Option then held by the Participant may be immediately terminated by the Administrator, in its sole discretion. For clarity, nothing in this Section 7(h)(vi) shall in any way limit any right of the Company to repurchase unvested Shares issued upon exercise of an Option.

(i)            Taxation of Incentive Stock Options. To obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must have been providing Continuous Service as an ISO-Eligible Employee within three (3) months of the date of exercise (or if Termination of Service occurs as a result of the Participant’s Disability, then within one (1) year of the date of exercise) and must hold the shares acquired upon the exercise of an Incentive Stock Option until the later of: (A) two (2) years after the Award Date and (B) one (1) year after the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of (and the price realized from) shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

(j)          No Rights as a Shareholder. No holder of any Option, nor any person claiming under or through such holder will be, or have any of the rights or privileges (regarding dividends, voting or otherwise) of, a shareholder of the Company in respect of any Optioned Stock issuable upon the exercise of the Option, unless and until the Option is properly exercised in accordance with this Plan and the Option Agreement.

(k)            Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares any Option previously granted under this Plan based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

(l)            Option Transfer Restrictions.

(i)            Incentive Stock Options. An Incentive Stock Option (or any rights of such Option) may not be sold, pledged, encumbered, assigned, hypothecated, disposed of, or otherwise transferred in any manner other than by will or by the laws of descent and distribution.

(ii)           Nonstatutory Stock Options. To the extent provided in the Award Agreement, a Nonstatutory Stock Option may be transferable to a Family Member or such other transferees as may be permitted by the Administrator in its sole discretion. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be sold, pledged, encumbered, assigned, hypothecated, disposed of, or otherwise transferred in any manner other than by will or by the laws of descent and distribution.

(iii)          General. During the lifetime of the holder of an Option, an Option may be exercised only by such holder. The terms of any Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the holder of an Option. The designation of a beneficiary by a Participant in accordance with Section 12 shall not constitute a transfer in violation of this Section 7(1). Any purported transfer of an Option in violation of this Section 7(1) shall be null and void.

8.	Restricted Stock.

(a)	Restricted Stock Agreement.

(i)           The grant or sale of any Restricted Stock (including upon the exercise of any Option) under this Plan shall exclusively be evidenced by an executed Restricted Stock Agreement between the Company and the applicable Employee, Consultant, or Director. Any such Restricted Stock may be subject to vesting and other restrictions determined by the Administrator and set forth in the Restricted Stock Agreement. The Restricted Stock Agreement shall contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator in its sole discretion. The terms and conditions of Restricted Stock Agreements may differ among individual Awards and Participants.

(ii)           The permissible consideration for a sale of Restricted Stock shall be determined by the Administrator, and may be the same methods as are set forth in Section 7(f) with respect to exercise of Options.

(b)          Vesting of Restricted Stock. The Administrator shall establish and set forth in each Restricted Stock Agreement the extent to which such Restricted Stock is initially vested or unvested, and the terms and conditions by which unvested portions of the Restricted Stock may vest. Such provisions may be waived or modified by the Administrator at any time. If not otherwise established in the Restricted Stock Agreement, the Restricted Stock shall initially be 100% unvested and shall vest according to the following schedule, which may be waived or modified by the Administrator at any time:

Period of Participant’s Continuous Service
from the Vesting Commencement Date	Portion of Total Award That Is Vested
After 1 year	1/4th

After each additional three-month period of such Continuous Service completed after 1 year	An additional 1/16th

(c)           Repurchase or Forfeiture of Restricted Stock. If not otherwise provided in the applicable Restricted Stock Agreement, any Restricted Stock issued, granted, or sold under this Plan shall be subject to each of the following repurchase options and/or forfeiture provisions, as applicable:

(i)            Repurchase/Forfeiture of Unvested Restricted Stock. In the event a Termination of Service occurs for any reason, whether voluntary or involuntary (including death or Disability), with or without cause, the Company shall have an irrevocable option to purchase all or any portion of the unvested Restricted Stock (the “Unvested Share Option”) during the 120-day period following the Termination of Service (with respect to the Unvested Share Option, the “Option Period”). The purchase price applicable to an exercise of the Unvested Share Option (for purposes of this Unvested Share Option, the “Repurchase Price”) for each share of Restricted Stock shall be the lesser of (A) the purchase price per share paid by the Participant for such unvested Restricted Stock or (B) the Fair Market Value of such unvested Restricted Stock as of the end of the calendar month in which the Termination of Service occurs. In the event a Participant is granted unvested Restricted Stock without payment of a purchase price, any such Restricted Stock that is unvested upon a Termination of Service shall be immediately and automatically forfeited by the Participant.

(ii)           Repurchase/Forfeiture for Cause Event. In the event the Company discovers any Cause with respect to a Participant, the Company shall have an irrevocable option to purchase all or any portion of the Shares (the “Cause Option”), during the 180-day period following such discovery of the Cause (with respect to the Cause Option, the “Option Period”). The purchase price applicable to an exercise of the Cause Option (for purposes of this Cause Option, the “Repurchase Price”) for each share of vested Restricted Stock shall be the lesser of (A) the purchase price per share paid by the Participant for such share of Restricted Stock, or (B) the Fair Market Value per share of the Restricted Stock as of the end of the calendar month in which the Cause occurs. In the event a Participant was granted Restricted Stock without payment of a purchase price, any such Restricted Stock shall be immediately and automatically forfeited by the Participant upon the Company’s discovery of any Cause.

(iii)          FMV Repurchase Option upon Termination of Service. In the event of a Termination of Service occurs for any reason, whether voluntary or involuntary (including death or Disability), with or without cause, the Company shall have an irrevocable option to purchase all or any portion of the Restricted Stock (the “FMV Repurchase Option”) during the 120-day period following the Termination of Service (with respect to the FMV Repurchase Option, the “Option Period”). The purchase price applicable to an exercise of the FMV Repurchase Option (for purposes of this FMV Repurchase Option, the “Repurchase Price”) shall be the Fair Market Value per share of the Restricted Stock.

(d)           Exercise of Repurchase Option.

(i)           A repurchase option under the Plan or a Restricted Stock Agreement (as applicable, a “Repurchase Option”) may be exercised by written notice to the Participant of such exercise during the applicable Option Period. Additionally, except to extent the Company notifies the Participant in writing during the applicable Option Period that the Company elects not to exercise its Unvested Share Option or Cause Option with respect to some or all of the applicable Restricted Stock, the Unvested Share Option or Cause Option, as applicable, shall be deemed automatically exercised by the Company with respect to all applicable Restricted Stock on the last day of the applicable Option Period.

(ii)           The Company, at its sole discretion, may satisfy the Repurchase Price by (A) payment in the amount of the Repurchase Price, or (B) cancellation of indebtedness equal to the Repurchase Price, or (C) by a combination of (A) and (B) with the combined payment and amount of indebtedness cancelled equaling the Repurchase Price. In the event of any deemed automatic exercise of a Repurchase Option pursuant to this Section 8(d) in which the Participant is indebted to the Company, such indebtedness equal to the Repurchase Price shall be deemed automatically canceled as of the end of the Option Period unless the Company otherwise satisfies its payment obligations.

(iii)          The Company may assign all or any portion of a Repurchase Option to one or more designees at its sole discretion. If the Participant transfers any Restricted Stock, then the Repurchase Option shall apply to the transferee to the same extent as if the Restricted Stock was still held by the Participant.

(e)           No Purchase Obligation. Except to the extent the Company has exercised a Repurchase Option, the Company has no obligation, either now or in the future, to repurchase any Restricted Stock at any time. The Repurchase Price may be less than the price originally paid by the Participant and the Participant bears any risk associated with the potential loss in value.

(f)            Stock Certificates. To the extent this Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by Applicable Laws or the applicable rules of any stock exchange. Unless the Administrator determines otherwise, any certificates evidencing Restricted Stock shall remain in the possession of the Company until the Restricted Stock is no longer subject to repurchase or forfeiture subject to this Plan, and the Participant shall be required, as a condition of the Award of Restricted Stock, to deliver to the Company a stock power endorsed in blank and such other instruments of transfer as the Administrator may determine in its sole discretion.

(g)           Rights as a Holder of Capital Stock. After Restricted Stock is acquired in accordance with this Plan and the Restricted Stock Agreement (including the payment of any consideration contemplated by the Option Agreement), the Participant shall have the rights equivalent to those of a holder of capital stock, and shall be a record holder when such Participant’s acquisition and the issuance of the Restricted Stock is entered upon the records of the Company or its duly authorized transfer agent; provided that (i) the applicable Award Agreement may (but is not required to) specify to what extent Shares of Restricted Stock may exercise any voting rights or receive credit for dividends and distributions, and (ii) the Administrator may apply any restrictions that the Administrator deems advisable to the crediting and payment of dividends and other distributions. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the Participant becomes the record holder of the Restricted Stock, except as provided in this Section 8.

(h)           Restricted Stock Transfer Restrictions.

(i)             In General. Except to the extent complying with this Section 8 and the terms of the applicable Restricted Stock Agreement, Shares (or any rights of such Shares) may not be sold, pledged, encumbered, assigned, hypothecated, disposed of, or otherwise transferred in any manner. Any purported transfer effected in violation of this Section 8 or the applicable Restricted Stock Agreement shall be null and void and shall have no force or effect, and the Company shall not be required (A) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Plan or the applicable Restricted Stock Agreement, or (B) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been purportedly transferred.

(ii)          Transfer of Unvested Shares. The Participant shall not transfer, assign, encumber, or otherwise dispose of any unvested Shares without the Company’s prior written approval in its sole and absolute discretion, except that the Participant may, transfer unvested Shares (A) by beneficiary designation, will, or intestate succession or (B) to the Participant’s Family Members or to a trust established by the Participant for the benefit of the Participant or the Participant’s Family Members.

(iii)           Securities Law Restrictions. The Shares may not be transferred except in accordance with the Securities Act, any applicable securities laws of any state, and any other applicable law. Regardless of whether the offering and sale of the Restricted Stock have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge, gift, assignment, hypothecation, disposal of, or other transfer of the Shares (including the placement of appropriate legends on certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(iv)          Notice of Certain Transfers. To the extent a Participant holds Restricted Stock as a result of the exercise of an Option that has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, the Participant must hold such Restricted Stock issued upon the exercise of the Incentive Stock Option until the later of: (A) two (2) years after the Award Date for such Incentive Stock Option and (B) one (1) year after the date of exercise of such Incentive Stock Option.

(v)          Transferee Requirements. A transfer, assignment, encumbrance, or other disposition of Shares otherwise complying with the requirements of this Plan and the Restricted Stock Agreement shall only be effective if and when (A) the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of the Plan and the applicable Restricted Stock Agreement, including without limitation any applicable Unvested Share Option and this Section 8(h), and the Transferee agrees to enter into any Further Stockholder Agreement (with the Transferee having the designation, rights, and obligations generally applicable to a shareholder that only holds Common Stock, but not the designation, rights and obligations that are specific to an “Investor” or other similar class of designation).

(vi)          Rights of Company.

(1)           Upon the Company’s request in connection with any proposed Transfer, the Participant shall provide, at the Participant’s expense, an opinion of legal counsel (such counsel being reasonably satisfactory to the Company) addressed to the Company that the proposed transfer will not violate any applicable federal or state securities laws.

(2)           Any Transfer not made in compliance with the requirements of this Plan and the applicable Restricted Stock Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent, and shall not be recognized by the Company. The Company shall not be required (A) to transfer any Shares on the Company’s books that have not transferred in full compliance with the terms of this Plan and any applicable Award Agreement, or (B) with respect to any transferee to whom Shares have been transferred in any manner not fully complying with the terms of this Plan, to treat such transferee as the owner of Shares, or as otherwise holding any corresponding voting, dividend, or liquidation rights with respect to Shares.

(3)           The Participant unconditionally and irrevocably acknowledges and agrees that any breach of this Plan or the applicable Award Agreement would result in substantial harm to the Company for which monetary damages would not adequately compensate the Coplpany, and that the provisions of this Plan shall be specifically enforceable, and that any breach or threatened breach of this Plan shall be the proper subject of a restraining or other protective order, temporary or permanent injunction, or other remedies available in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales, and other transfers of Shares not made in strict compliance with this Plan and the applicable Restricted Stock Agreement. Further, the Participant unconditionally and irrevocably waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(4)           For the absence of doubt, in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other change affecting the Company’s Common Stock as a class without the Company’s receipt of consideration, any new, substituted, or additional securities distributed with respect to the Shares shall be immediately subject to the provisions of this Section 8, to the same extent as the Shares immediately prior to such event or change.

(i)            Market Stand-Off. In connection with the initial underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act (the “IPO”), a Participant shall not, without the prior written consent of the Company’s managing underwriter, during the 180-day period following the effective date of the registration statement (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or NYSE Member Rule 472 or any successor or similar rule or regulation) (the “Lock Up Period”), (i) lend, offer, assign, pledge, encumber, hypothecate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Stock or any securities convertible into or exercisable or exchangeable for Restricted Stock (whether such shares or any such securities are then owned by the Participant or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Stock, whether any such transaction described in clause (i) or (ill above is to be settled by delivery of Restricted Stock or such other securities, in cash or otherwise. In order to enforce this Section 8(i), the Company may impose stop-transfer instructions during the Lock Up Period. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 8(i) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Participant further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 8(i) or that are necessary to give further effect thereto. For the absence of doubt, nothing in this Section 8(i) shall restrict the repurchase of Restricted Stock by the Company during the Lock Up Period.

(j)             Company’s Right of First Refusal. The Participant acknowledges that all of the Restricted Stock is subject to a right of first refusal and certain other transfer restrictions set forth in the Company’s bylaws, a copy of which is on file at the principal office of the Company. The Participant agrees to fully comply with the terms of such right of first refusal and other transfer restrictions.

9.             Corporate Transactions.

(a)           Adjustments. Subject to any action required under Applicable Laws by the holders of capital stock of the Company, in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the Shares, or subdivision of the Shares after the Award Date of any Award (i) the numbers and class of the Shares (A) available for future Awards under Section and (B) subject to each outstanding Award; (ii) the exercise price per Share of each such outstanding Option; and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, shall be equitably adjusted by the Administrator to the extent necessary to preserve the economic intent of such Award. Any such adjustment by the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class (nor any resulting dilution of the percentage interest in the Company represented by any Shares), shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. If, by reason of a transaction described in this Section 9(a) or an adjustment pursuant to this Section 9(a). an Option Agreement or Restricted Stock Agreement covers additional or different shares of stock or securities, then such additional or different shares shall be subject to all of the terms, conditions, and restrictions which were applicable to the Award, Optioned Stock, and/or Shares, applicable, subject to the Option Agreement or Restricted Stock Agreement prior to such adjustment.

(b)           Dissolution or Liquidation. Unless otherwise determined by the Administrator in its sole discretion, (i) Options shall terminate immediately prior to the dissolution or liquidation of the Company; and (ii) to the extent a forfeiture provision or repurchase right is applicable to any Restricted Stock with respect to any unvested status, and has not been waived by the Administrator, the Restricted Stock shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

(c)            Change in Control.

(i)            In the event of a Change in Control, the Administrator may, but shall not be obligated to:

(1)            provide for the continuation of Awards; or

(2)           accelerate, vest, or cause the lapse of restrictions with respect to all or any portion of any Award; or

(3)           cancel Awards and cause to be paid to the holders of vested Awards the Fair Market Values of such Awards, if any, as determined by the Administrator, in its sole discretion; provided that in the case of an Option having an Option Exercise Price equal to or exceeding the price paid for a Share in connection with the Change in Control, the Administrator may cancel the Option without the payment of consideration therefor; or

(4)           provide for the issuance of substitute Awards or the assumption or replacement of such Awards by the Successor Company; or

(5)           provide written notice to Participants of a ten (10) or more day period prior to the Change in Control during which such Options shall be exercisable, to the extent otherwise vested and exercisable, upon the occurrence of the Change in Control. Any Options not exercised under such circumstances within such designated period shall terminate and be of no further force and effect upon the Change in Control.

(ii)           The obligations of the Company under the Plan shall be binding upon any successor entity resulting from the Change in Control, or upon any Successor Company succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

(iii)          For the avoidance of doubt, nothing in this Section 9(c) requires all outstanding Awards to be treated similarly.

(d)          Company’s Drag-Along Right. Upon a Change in Control, the Company shall also have the right (the “Drag-Along Right”), but not the obligation, to cause a Participant to (i) exercise any vested and unexercised Option, and (ii) tender for purchase any or all Restricted Stock (including any Restricted Stock acquired pursuant to clause (i) of this sentence), in the same proportion, for the same consideration, at the same price and on the same terms and conditions as apply to the Company’s other holders of Common Stock. The Drag-Along Right shall apply to the Participant’s vested Option and Restricted Stock. If the Company elects to exercise the Drag-Along Right, the Company shall notify the Participant in writing (the “Drag-Along Notice”). Such Drag-Along Notice shall set forth the name and address of the proposed purchaser, the proposed amount and form of consideration, and other terms and conditions of transfer offered by the proposed purchaser, the amount of the Participant’s Restricted Stock proposed to be purchased by such purchaser, and a calculation of the proposed purchase price applicable to the Participant. Upon the receipt of the Drag-Along Notice, the Participant shall be obligated to transfer the applicable Restricted Stock free and clear of any encumbrances to the proposed purchaser on the terms and price consistent with the Drag-Along Notice.

(e)           No Limitations. The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

(f)            Fractional Shares. In the event of any adjustment in the number of shares subject to any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

(g)           Section 409A. Notwithstanding any other provision of this Plan to the contrary, (i) any adjustments made pursuant to this Section 9 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A, and (ii) any adjustments made pursuant to this Section 9 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (A) continue not to be subject to Section 409A, or (B) comply with the requirements of Section 409A.

10.	Amendment of this Plan and the Awards.

(a)            Amendment of the Plan. The Board at any time, and from time to time, may amend or terminate this Plan; provided, however, except as provided in Section 9(a) and Section 10(c), no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

(b)           Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to this Plan for shareholder approval.

(c)           Contemplated Amendments. It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants, and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder.

(d)           No Impairment of Rights. Rights under any Award granted before amendment of this Plan shall not be impaired by any amendment of this Plan unless the applicable Participant consents in writing.

(e)           Amendment of Awards. The Administrator at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Administrator may not make any amendment that would otherwise constitute an impairment of the rights under any Award unless the applicable Participant consents in writing.

11.	Withholding Obligations.

(a)           The Company shall require the payment of, and the Participant shall pay to the Company or a Related Entity, as applicable, the amount of (i) any taxes that the Company or a Related Entity is required by applicable federal, state, local, or foreign law to withhold with respect to the grant, vesting, or exercise of an Award (“tax withholding obligations”) and (ii) any amounts due from the Participant to the Company or to any Related Entity (“other obligations”). Notwithstanding any other provision of this Plan to the contrary, the Company shall not be required to issue any Shares or otherwise settle an Award under this Plan until such tax withholding obligations and other obligations are satisfied.

(b)           The Administrator, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s applicable tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Entity, as applicable, (ii) having the Company or a Related Entity, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of Shares that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, and/or (iv) surrendering a number of Shares the Participant already owns having a value equal to the tax withholding obligations and other obligations. The Company also has the right to withhold any tax withholding obligations from any compensation otherwise payable to a Participant by the Company or a Related Entity. The value of the Shares so withheld or tendered may not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Administrator in its sole discretion.

12.           Beneficiaries. If permitted by the Company, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. Except as otherwise provided in the applicable Option Agreement or Restricted Stock Agreement, if no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death, any vested Award(s) shall be transferred or distributed to the Participant’s estate or to any person who has the right to acquire the Award by bequest or inheritance.

13.            Termination, Clawback, and Forfeiture of Awards for Cause. Notwithstanding anything to the contrary contained herein, the Administrator may, in its sole discretion, cancel an Award if any Cause is discovered with respect to the corresponding Participant. Unless otherwise agreed in writing by the Administrator with knowledge of the instance of Cause, all outstanding Options (whether or not vested) of a Participant shall immediately terminate and cease to be exercisable on the date on which the Cause occurs. In the event of Cause with respect to a Participant, (a) the Participant shall forfeit any gain realized on the vesting, exercise, or settlement of any Award, and must repay the gain to the Company, and (b) if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with Applicable Laws.

14.           Further Stockholder Agreements. In connection with the grant, vesting, and/or exercise of any Award under this Plan, or at any other time determined by the Administrator, the ·Administrator may require a Participant to execute and become a party to a Further Stockholder Agreement as a condition of such grant, vesting, and/or exercise.

15.	General.

(a)           No Right to Employment or Uniform Treatment. No individual or Participant shall have any claim to be granted any Award under this Plan, and the Company has no obligation for uniformity of terms or treatment of Participants under this Plan. Furthermore, nothing in this Plan or any Award granted under this Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Entity or limit in any way the right of the Company or any Related Entity to terminate a Participant’s employment or other relationship at any time, with or without cause. EXCEPT AS THE COMPANY AND A PARTICIPANT MAY OTHERWISE AGREE IN WRITING, ANY EMPLOYMENT OR OTHER RELATIONSHIP BETWEEN THE PARTICIPANT AND THE COMPANY OR RELATED ENTITY SHALL BE TERMINABLE BY THE COMPANY OR RELATED ENTITY, AT WILL, WITH OR WITHOUT CAUSE, FOR ANY REASON OR FOR NO REASON.

(b)          No Obligation to Register. The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any Share, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made.

(c)           Compliance with Laws and Regulations.

(i)            Section 422. In interpreting and applying the provisions of this Plan, any Option granted as an Incentive Stock Option pursuant to this Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(ii)           Section 409A. This Plan and Awards granted under this Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the transfer of property rules provided under Section 83 of the Code or the short-term deferral exception described in Treasury Regulation Section l.409A-l(b)(4), the exclusion applicable to stock options and certain other equity-based compensation under Treasury Regulation Section l.409A-l(b)(5), or otherwise. To the extent Section 409A is applicable to this Plan or any Award granted under this Plan, it is intended that this Plan and any Awards granted under this Plan shall comply with the deferral, payout, plan termination, and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Plan or any Award granted under this Plan to the contrary, this Plan and any Award granted under this Plan shall be interpreted, operated, and administered in a manner consistent with such intentions; provided, however, that the Administrator makes no representations that Awards granted under this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under this Plan. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan or any Award granted under this Plan to the contrary, with respect to any payments and benefits under this Plan or any Award granted under this Plan to which Section 409A applies, all references in this Plan or any Award granted under this Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, and amounts payable hereunder are determined to be deferred compensation in fact subject to Section 409A of the Code, then and only then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Plan or any Award granted under this Plan during the six (6)-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during· such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six (6) months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of this Plan to the contrary, the Administrator, to the extent the Administrator deems necessary or advisable in the Administrator’s sole discretion, reserves the right, but shall not be required, to amend or modify this Plan and any Award granted under this Plan unilaterally so that the Award qualifies for exemption from or complies with Section 409A.

(iii)          Imposition of Other Requirements. The Company reserves the right to impose other requirements on a Participant’s participation in this Plan and on any Award to the extent the Company determines that it is necessary or advisable to comply with Applicable Laws or facilitate the administration of this Plan. A Participant is required to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the laws of the country in which a Participant is working at the time of Award Date, purchase, vesting, or sale of Restricted Stock received pursuant to this Plan (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject a Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill.

(d)           Participants in Other Countries or Jurisdictions. Without amending this Plan, the Administrator may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in this Plan, as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of this Plan, and shall have the authority to adopt such modifications, procedures, subplans, and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Entity may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit this Plan to operate in a qualified or tax efficient manner, comply with applicable foreign laws or regulations, and meet the objectives of this Plan.

(e)            Leaves of Absence. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Options or Restricted Stock shall be tolled during any leave of absence; provided, however, that in the absence of such determination, vesting of Options or Restricted Stock shall continue during any paid leave and shall be tolled during any unpaid leave (unless otherwise required by Applicable Laws). Notwithstanding the foregoing, in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon the Participant’s return from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), the Participant shall be given vesting credit with respect to Options and Restricted Stock to the same extent as would have applied had the Participant continued to provide Continuous Service throughout the leave on the same terms as the Participant was providing Continuous Service immediately prior to such leave.

(f)            Approval of Holders of Capital Stock. If required by Applicable Laws, continuance of this Plan shall be subject to approval by the holders of capital stock of the Company within 12 months before or after the date this Plan is adopted or, to the extent required by Applicable Laws, any date this Plan is amended. Such approval shall be obtained in the manner and to the degree required under Applicable Laws.

(g)           Addenda. The Administrator may approve such addenda to this Plan as the Administrator may consider necessary or appropriate for the purpose of granting Awards to Employees, Consultants, or Directors, which Awards may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy, or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of this Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of this Plan as in effect for any other purpose.

(h)           No Trust or Fund. This Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

(i)            Severability. If any provision of this Plan or any Award is determined to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person, or would disqualify this Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to Applicable Laws, or, if it cannot be so construed or deemed amended without, in the Administrator’s determination, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, person, or Award, and the remainder of this Plan and any such Award (i) shall remain in full force and effect.

(j)            Headings. The headings used in this Plan are used for convenience of reference only and are not to be considered in construing or interpreting this Plan.

(k)           Dispute Resolution.

(i)            Governing Law. This Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Nevada without giving effect to principles of conflicts of law.

(ii)            Venue and Jurisdiction. The Company and each Participant (A) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Nevada and to the jurisdiction of the United States District Court for the District of Nevada for the purpose of any suit, action or other proceeding arising out of or based upon this Plan or any Award, (B) agree not to commence any suit, action or other proceeding arising out of or based upon this Plan or any Award except in the state courts of Nevada or the United States District Court for the District of Nevada, and (C) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Plan or any Award or the subject matter hereof or thereof may not be enforced in or by such court.

(iii)          WAIVER OF JURY TRIAL. THE COMPANY AND EACH PARTICIPANT WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PLAN OR ANY AWARD. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATIER OF THIS PLAN OR ANY AWARD, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL (OR KNOWINGLY AND VOLUNTARILY DECLINED TO DO SO).

(iv)          Attorneys’ Fees. If a legal action or proceeding shall be brought to recover any amount due under this Plan or an Award Agreement, or for or on account of any breach of or to enforce or interpret any of the terms, covenants, or conditions of this Plan an Award Agreement, the prevailing party shall be entitled to an award of its fees and costs (whether taxable or not) including, without limitation, expert witness fees, all litigation or dispute resolution related expenses, and reasonable attorneys’ fees incurred in connection with such action or proceeding, and any appeal therefrom, which award shall be made by the court, not a jury.

(l)            Remedies. The Company shall be entitled to enforce its rights under this Plan and any Award Agreement specifically to recover damages by reason of any breach of any provision of this Plan or an Award Agreement and to exercise all other rights existing in its favor. Each Participant acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Plan or an Award Agreement, and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) to enforce or prevent any violation of the provisions of this Plan or an Award Agreement.

(m)          Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Plan. Whenever the last day for the exercise of any right or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in the State of Nevada are authorized to be closed, the party having such right or duty may exercise such right or discharge such duty on the next succeeding day which is a regular business day.

(n)           Information to Holders of Options. In the event the Company is relying on the exemption provided by Rule 12h-l(f) under the Exchange Act, the Company shall provide the information described in Rule 701(e)(3), (4) and (5) of the Securities Act, to all holders of Options in accordance with the requirements thereunder until such time as the Company becomes subject to the reporting requirements of Section 13 or lS(d) of the Exchange Act. The Company may request that holders of Options agree to keep confidential the information to be provided pursuant to this Section 15(n). If the holder does not agree to keep the information to be provided pursuant to this Section confidential, then the Company will not be required to provide the information unless otherwise required pursuant to Rule 12h-1(f)(l) of the Exchange Act.

(o)           California Appendix Provisions. To the extent required by Applicable Laws, Participants who are residents of the State of California shall be subject to the additional terms and conditions set forth in Appendix B to this Plan until such time as the Common Stock becomes a “listed” security under the Securities Act.

16.           Effective Date. The effective date (the “Effective Date”) is the date on which this Plan is adopted by the Board. If the shareholders of the Company do not approve this Plan within 12 months before or after the Board’s adoption of this Plan, any Incentive Stock Options granted under this Plan will be treated as Nonstatutory Stock Options.

As adopted by the Board of Directors of Dragonfly Energy Corp. on August 12, 2021.

As approved by the shareholders of Dragonfly Energy Corp. on August 20, 2021.

APPENDIX A

DEFINITIONS

As used in this Plan, the following definitions apply:

“Acquired Entity” means any entity acquired by the Company or a Related Entity or with which the Company or a Related Entity, whether by merger, consolidation, stock purchase, asset purchase, or other form of transaction.

“Applicable Laws” means all applicable statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, and injunctions, as such are in effect from time to time, including without limitation (i) all applicable U.S. federal and state laws, (ii) the rules and regulations of any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time, and (iii) the applicable laws, rules, and regulations of any other country or jurisdiction in which Awards are made under this Plan or the Participant resides or provides services.

“Award” means any Incentive Stock Option, Nonstatutory Stock Option, or Restricted Stock issued, granted, or sold under this Plan.

“Award Agreement” means an Option Agreement or a Restricted Stock Agreement.

“Award Date” means the later of (a) the date on which the Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Administrator, and (b) the date on which all conditions precedent to an Award have been satisfied; provided that conditions to the exercisability or vesting of Awards shall not defer the Award Date.

“Carta” means the third-party software platform which may be used by the Company for the management of the Company’s cap table, valuations, investments, and equity plans (www.carta.com).

“Cause” means any of the following with respect to the Participant (unless a different definition is provided in an Award Agreement, written employment agreement or other written agreement signed by with the Participant, in which case such definition shall apply):

(a) a material breach by the Participant of any written agreement between the Participant and the Company or a Related Entity and the Participant’s failure to cure such breach (eliminating or avoiding any harm to the Company or a Related Entity) within 30 days after receiving written notice thereof;

(b) a material failure by the Participant to comply with the written policies or rules of the Company (or the Related Entity with which the Participant has an employment or service relationship) as they may be in effect from time to time;

(c) neglect or unsatisfactory performance of the Participant’s duties and the Participant’s failure to cure such condition (eliminating or avoiding any harm to the Company or a Related Entity) within 30 days after receiving written notice thereof;

(d)  the Participant’s repeated failure to follow reasonable and lawful instructions from the Board or a superior officer of the Company (or the Related Entity with which the Participant has an employment or service relationship) and the Participant’s failure to cure such condition (eliminating or avoiding any harm to the Company or a Related Entity) within 30 days after receiving written notice thereof;

(e) the Participant’s conviction of, plea of guilty, or plea of nolo contendere (no contest) to (i) a felony, or (ii) other crime (A) involving moral turpitude or dishonesty, (B) use of illegal drugs or abuse of alcohol that materially impairs the Participant’s ability to perform the Participant’s duties to the Company or a Related Entity, or (C) that results in, or is reasonably expected to result in, harm to the business or reputation of the Company or a Related Entity;

Appendix A-1

(f) the Participant’s commission of or participation in any act of fraud or material dishonesty against the Company or a Related Entity;

(g)  the Participant’s commission of intentional damage to the business, property, or reputation of the Company or a Related Entity, or the Participant’s conversion or misappropriation of property of the Company or a Related Entity;

(h)  the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, a Related Entity, or any other party to which the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; or

(i)  any purported Transfer of an Award in violation of this Plan or the Award Agreement, or any other material breach of terms of this Plan or an Award Agreement between the Company and the Participant.

The determination as to whether “Cause” exists shall be made by in good faith by the Company and shall be final and binding on the Participant. For the absence of doubt, the foregoing does not in any limit the ability of the Company or a Related Entity to terminate a Participant’s employment or service relationship at any time for any reason or no reason.

“Change in Control,” unless the Administrator determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services, or other agreement between the Participant and the Company or a Related Entity, means consummation of:

(a) a sale, lease, exchange, exclusive license, or other transfer, whether in one transaction or a series of related transactions undertaken with a common purpose, of all or substantially all of the Company’s assets;

(b) a merger or consolidation of the Company with or into another entity (other than a wholly-owned subsidiary of the Company);

(c) a sale, whether in one transaction or a series of transactions undertaken with a common purpose, of all of the Company’s outstanding voting securities; or

(d) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or a group of such “persons” acting together, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities.

Notwithstanding the foregoing, a Change in Control shall not include (i) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (ii) a sale, lease, exchange, or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary entity; or (iii) a transaction undertaken for the principal purpose of restructuring the capital of the Company, reincorporating the Company in a different jurisdiction, converting the Company to a limited liability company, or creating a holding company that will be owned in substantially the same proportions by the Persons that hold the Company’s securities immediately before such transaction, or obtaining funding for the Company in a financing that is approved by the Board. Where a series of related transactions undertaken with a common purpose is deemed to be a Change in Control, the date of such Change in Control shall be the date on which the last of such transactions is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company.

Appendix A-2

“Consultant” means a consultant or advisor who (i) is a natural person, and (ii) provides bona fide services to the Company or Related Entity as a consultant, advisor, or other independent service provider, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Continuous Service” means continuous service by the Participant to the Company and/or a Related Entity as an Employee, Consultant, or Director without a Termination of Service, and will not be extended by any notice period or “garden leave” that is required contractually or under Applicable Laws.

“Director” means a member of the Company’s board of directors or a member of the board of directors or other corresponding governing body of a Related Entity.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 7(h)(iv) of this Plan, the “Disability” shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether a Participant has a Disability shall be determined under procedures established by the Administrator from time to time. Except in situations where the Administrator is determining “Disability” for purposes of the term of an Incentive Stock Option pursuant to Section 7(h)(iv) within the meaning of Section 22(e)(3) of the Code, the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Related Entity in which a Participant participates.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 6.

“Employee” means a natural person who is a common-law employee of the Company or a Related Entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, on a given date, (i) if there is a public market for the shares of Common Stock on such date, the closing price of the shares as reported on such date on the principal national securities exchange on which the shares are listed or, if no sales of shares have been reported on any national securities exchange, then the immediately preceding date on which sales of the shares have been so reported or quoted, and (ii) if there is no public market for the shares of Common Stock on such date, then the fair market value shall be determined by the Administrator in good faith utilizing valuation methods and procedures the Administrator deems appropriate and in compliance with the requirements of Section 409A of the Code (and the specific requirements of Treasury Regulation 1.409A-l(b)(5)(iv)(A)), and with respect to an Incentive Stock Option, the rules applicable under Section 422 of the Code and the applicable Treasury Regulations.

“Family Member” means a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these individuals (or the Participant) have more than 50% of the beneficial interest, a foundation in which these individuals (or the Participant) control the management of assets, and any other entity in which these individuals (or the Participant) own more than 50% of the voting interests.

“Further Stockholder Agreement” means a stockholder, shareholder, voting, right of first refusal, co- sale, or other similar agreements that is executed (or required by the Company to be executed) by stockholders of the Company holding at least a majority of the then outstanding shares of the Common Stock. A Further Stockholder Agreement may, for illustration and without limitation, impose restrictions on Share transferability (such as a right of first refusal or a prohibition on transfer), subject Shares to call rights and drag-along rights, grant the Company certain repurchase rights, and/or provide for certain other matters relating to voting of the Shares.

Appendix A-3

“Incentive Stock Option” means an Option granted pursuant to this Plan with the intention, as evidenced in the Option Agreement, that the Option qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code.

“ISO-Eligible Employee” means a natural person who is a common-law employee of the Company, a Parent or a Subsidiary.

“Nonstatutory Stock Option” means an Option other than an Incentive Stock Option granted pursuant to this Plan.

“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to this Plan.

“Option Agreement” means a written agreement, the form(s) of which shall be approved from time to time by the Administrator, between the Company and a Participant setting forth the applicable terms, conditions, and limitations of an Option, consisting of a “Stock Option Award Notice,” the corresponding “Stock Option Agreement Terms,” and such other attached or incorporated documents as determined by the Administrator.

“Option Exchange Program” means a program approved by the Administrator, in the Administrator’s sole discretion, by which outstanding Options may be (i) cancelled and exchanged for new Options with a lower exercise price, Restricted Stock, case or other property, or (ii) amended to decrease the exercise price as a result of a decline in the Fair Market Value.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Optioned Stock” means Shares that are subject to an Option or that were issued pursuant to the exercise of an Option.

“Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company if, at the time of the applicable Award Date, each of the entities other than the Company owns 50% or more of the total combined voting power of all classes of equity securities in one of the other entities in such chain.

“Participant” means any Eligible Person receiving an Award.

“Related Entities” means the Company’s Parents, the Company’s Subsidiaries, and the Subsidiaries of the Company’s Parents.

“Restricted Stock” means shares of Common Stock issued pursuant to this Plan. For the absence of doubt, “Restricted Stock” includes Optioned Stock issued by the Company upon the exercise of Options.

“Restricted Stock Agreement” means a written agreement, the form(s) of which shall be approved from time to time by the Administrator, between the Company and a Participant setting forth the applicable terms, conditions, and limitations of the grant or sale of the Restricted Stock, which shall be comprised of (i) a “Restricted Stock Award Notice,” the corresponding “Restricted Stock Agreement Terms,” and such other attached or incorporated documents as determined by the Administrator, or (ii) in the case of the Restricted Stock purchased pursuant to an Option (and unless the Company otherwise requires the documentation described in clause (i) above), an Exercise Notice, the corresponding “Restricted Stock Agreement Terms,” and such other attached or incorporated documents as determined by the Administrator.

“Section 409A” means Section 409A of the Code, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Restricted Stock subject to this Plan.

Appendix A-4

“Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the applicable Award Date, each of the entities other than the last entity in the unbroken chain owns 50% or more of the total combined voting power of all classes of equity securities in one of the other entities in such chain.

“Successor Company” means the surviving entity, the successor entity, the acquiring entity, or its parent, as applicable, in connection with a Change in Control.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Termination of Service,” unless the Administrator determines otherwise with respect to an Award, means a termination or interruption of Continuous Service with the Company or a Related Entity for any reason, whether voluntary or involuntary, including by reason of death or Disability. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Board, whose determination shall be conclusive and binding. For purposes of the foregoing:

(a) Neither a transfer of a Participant’s employment or service relationship between the Company and any Related Entity, nor a change in Participant’s status among Employee, Director, and Consultant, shall be considered a Termination of Service; provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of a Related Entity itself will not constitute an interruption of Continuous Service. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, or any other personal or family leave of absence.

(b) Unless the Administrator determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Entity.

“Transfer” means the (i) sale, pledge, encumbrance, gift, assignment, hypothecation, disposal of, or otherwise voluntary transfer to a third party, or (ii) involuntary transfer to any third party pursuant to divorce, legal separation, foreclosure, legal judgment, bankruptcy, or other legal or administrative proceeding, or any other involuntary transfer.

“Transferee” means any person to whom the Participant has directly or indirectly transferred any Restricted Stock.

“Vesting Commencement Date” means the Award Date or such other date selected by the Administrator and identified in the instrument evidencing the Award as the date from which an Award begins to vest.

Appendix A-5

APPENDIXB

TO THE DRAGONFLY ENERGY CORP.

2021 STOCK INCENTIVE PLAN

(For California Residents Only)

This Appendix to the Dragonfly Energy Corp. 2021 Stock Incentive Plan (the “Plan”) shall have application only to Participants who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in this Plan, unless otherwise provided in this Appendix. Notwithstanding any other provision of this Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all Awards granted to residents of the State of California, until such time as the Common Stock becomes a “listed security” under the Securities Act:

1.	Options shall have a term of not more than ten years from the Award Date.

2.             Awards shall be nontransferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Administrator, in its discretion, may permit transfer of an Award to a revocable trust or as otherwise permitted by Rule 701 of the Securities Act.

3.             Unless employment or services are terminated for Cause, the right to exercise an Option in the event of Termination of Service, to the extent that the Participant is otherwise entitled to exercise an Option on the date of Termination of Service, shall be

(a)            at least six months from the date of a Participant’s Termination of Service if termination was caused by death or Disability;

(b)            at least 30 days from the date of a Participant’s Termination of Service if termination of employment was caused by other than death or Disability; and

(c)            but in no event later than the Option Expiration Date.

4.             No Award may be granted to a resident of California more than ten years after the earlier of the date of adoption of this Plan and the date this Plan is approved by the shareholders.

5.             Shareholders of the Company must approve this Plan by the later of (a) within 12 months before or after this Plan is adopted by the Board and (b) (i) with respect to Options, prior to or within 12 months of the grant of an Option under this Plan to a resident of the State of California, and (ii) with respect to Awards other than Options, prior to the issuance of such Award to a resident of the State of California. Any Option exercised by a California resident or shares issued under an Award to a California resident shall be rescinded if shareholder approval is not obtained in the foregoing manner. Shares subject to such Awards shall not be counted in determining whether such approval is obtained.

6.             To the extent required by applicable law, the Company shall provide annual financial statements of the Company to each California resident holding an outstanding Award under this Plan. Such financial statements need not be audited and need not be issued to key persons whose duties at the Company assure them access to equivalent information.

Appendix B